Exhibit 10.1

2007 Compensation for Named Executive Officers of

Ceradyne, Inc.

Name and Office	Base Salary(1)	Maximum Cash Bonus(2)	Long-Term Equity Incentive Compensation(3)	Total Maximum Compensation
Joel P. Moskowitz, Chairman, Chief Executive Officer and President	$650,000	$650,000	$300,000	$1,600,000
David P. Reed, Vice President, and President of North American Operations	$325,000	$325,000	$175,000	$825,000
Jerrold J. Pellizzon, Chief Financial Officer and Corporate Secretary	$300,000	$300,000	$175,000	$775,000

(1)	Ceradyne is an “at will” employer. The expression of base salaries in annual amounts does not imply that there is an agreement to employ any executive officer for any specific period of time.
(2)	2007 Cash Bonus Formulas for Named Executive Officers:

Joel P. Moskowitz	1.0% of consolidated pre-tax profit
David P. Reed	1.0% of North American Operations pre-tax profit
Jerrold J. Pellizzon	0.5% of consolidated pre-tax profit

Notes:

(a)	Bonuses are calculated on a calendar quarter basis and are paid following completion of the quarter provided that the executive is still employed by the Company as of the date of payment. If there is a pre-tax loss in one quarter, that loss will be subtracted from the pre-tax profit in the subsequent quarter when calculating the bonus earned for the subsequent quarter.
(b)	All cash bonuses are capped at an amount equal to 100% of the officer’s annual base salary.
(3)	Long-term equity incentive compensation will be in the form of Restricted Stock Units (“RSU”) granted under the Company’s 2003 Stock Incentive Plan. Each RSU represents the right to receive one share of common stock of the Company when the RSU vests. RSUs granted to officers vest over five years at the rate of 20% of the units as of each anniversary of the date of grant. The number of RSUs to be granted will be determined by dividing the amount of long-term equity incentive compensation shown in the table by the share price on the date of grant.